GLOBAL SELF STORAGE, INC.
(formerly Self Storage Group, Inc.)
ARTICLES SUPPLEMENTARY

Global Self Storage, Inc. (formerly Self Storage Group, Inc.), a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "SDAT"), that:
FIRST:  Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the "MGCL"), on January 18, 2016, by resolutions of its Board of Directors (the "Board of Directors") duly adopted at a meeting duly called and held, the Corporation elected to become subject to the provisions of Section 3-803 of the MGCL, effective January 19, 2016.
SECOND:  The resolutions referred to above provide that the Corporation, notwithstanding any provision in the charter or Bylaws of the Corporation to the contrary, elects to be subject to the provisions of Section 3-803 of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.
THIRD:  The election to become subject to the provisions of Section 3-803 of the MGCL has been approved by the Board of Directors in the manner and by the vote required by law.
FOURTH:  The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested by its Secretary on this 19th day of January, 2016.
ATTEST:	GLOBAL SELF STORAGE, INC.

/s/ John Ramirez	/s/ Mark C. Winmill	(SEAL)
John F. Ramirez	Mark C. Winmill
Secretary	President